EXHIBIT 12.1--Statement Regarding Computation of Ratio of Earnings to Fixed Charges

Foamex                                                       Year ended                         Three Quarters
------                                       ------------------------------------------------  -----------------
                                               1992      1993     1994       1995      1996     1996      1997
                                             -------   -------   -------   --------  --------  -------   -------
                                              (Dollars in thousands, except ratios)
Ratio of earnings to fixed charges
Consolidated pretax income (loss)
  from continuing operations ...........     $22,175   $(7,665)  $44,536   $(46,721) $ 61,363  $41,195   $46,771
Interest ...............................      18,178    47,375    41,352     44,550    43,211   31,855    33,355
Interest portion of rental expense .....       1,467     3,867     4,533      4,533     3,767    2,868     2,690
Amortization of Capitalized Interest ...          47        67       108        152       171      132       132
                                             -------   -------   -------   --------  --------  -------   -------
Earnings ...............................      41,867   $43,644   $90,709   $  2,514  $108,512  $76,050   $82,948
                                             =======   =======   =======   ========  ========  =======   =======
Interest ...............................     $18,178   $47,375   $41,532   $ 44,550  $ 43,211  $31,855   $33,355
Interest portion of rental expense .....       1,467     3,867     4,533      4,533     3,767    2,868     2,690
Capitalized Interest ...................          64       425       576        468        --       --        --
                                             -------   -------   -------   --------  --------  -------   -------
Fixed charges ..........................     $19,709   $51,667   $46,641   $ 49,551  $ 46,978  $34,723   $36,045
                                             =======   =======   =======   ========  ========  =======   =======
Ratio of earnings to fixed charges .....        2.12                1.94                 2.31     2.19      2.30
                                             =======             =======             ========  =======   =======
Defiency ...............................               $ 8,023             $ 47,037
                                                       =======             ========


                                                     Pro Forma
                                             ---------------------------
                                             Fiscal Yr.   Three Quarters
                                               1996            1997
                                             ----------   --------------
Ratio of earnings to fixed charges
Consolidated pretax income from
  continuing operations ................     $ 53,583       $42,613
Interest ...............................       65,569        50,123
Interest portion of rental expense .....        6,862         5,171
Amortization of Capitalized Interest ...          171           132
                                             --------       -------
Earnings ...............................     $126,185       $98,039
                                              =======       =======
Interest ...............................     $ 65,569       $50,123
Interest portion of rental .............        6,862         5,171
Capitalized Interest ...................          171           132
                                             --------       -------
Fixed charges ..........................     $ 72,602       $55,426
                                             ========       =======
Ratio of earnings to fixed charges .....         1.74          1.77
                                             ========       =======
Deficiency .............................